Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 21, 2004

LEGGETT REPORTS FIRST QUARTER EPS OF $.32, A 28% INCREASE, ON RECORD QUARTERLY SALES

Carthage, MO, April 21 —

•	Record quarterly sales of $1.19 billion, a 14.4% increase over 1Q 2003.

•	Organic sales grew 8.5%, yielding the two strongest back-to-back quarters in a decade.

•	First quarter EPS of $.32, a 28% improvement from 1Q 2003.

•	At quarter’s end, $429 million of cash on hand; net debt-to-cap reduced to 23.3%.

•	2004 guidance: EPS of $1.20-$1.35, on 5%-9% organic sales growth.

•	Q2 2004 guidance: EPS of $.31-$.36.

Fortune 500 diversified manufacturer Leggett & Platt reported first quarter earnings of $.32 per diluted share, one cent above the range of guidance the company issued on January 28. Per share earnings increased 28%, or $.07, from the $.25 attained last year in the first quarter. Higher sales and improved overhead recovery generated significant earnings increases, but a weaker dollar offset part of the gain.

Record quarterly sales of $1.19 billion were 14.4% higher than in the first quarter of 2003. Same location sales increased 8.5%. When combined with the 8.7% advance of 4Q 2003, organic growth for the last six months is the strongest since 1994. Organic sales improved approximately 3% due to inflation (primarily due to higher steel costs), 2% due to changes in currency rates, and 3% due to volume gains.

Management Comments

Felix E. Wright, Chairman and CEO said, “During the quarter we benefited from positive sales trends in almost all of our businesses. The strongest demand growth was seen in components for bedding and upholstered furniture, steel wire, and machinery. Increased production rates led to significant margin improvement in several of our businesses.

“Steel prices continue to escalate, with first quarter market prices for rod and rolled steel averaging $150-$280 per ton, or about 50% to 90%, higher than in the first quarter of 2003. Further, Leggett’s second quarter cost for steel rod will likely average at least $100 per ton higher than in the first quarter. Most customers understand that no manufacturer can absorb cost increases of this magnitude, and have agreed to our pass through of steel-related cost increases.

“Our Fixture & Display tactical plan has been in process for six months, and we have made significant progress. Our COO and senior management of the business group have conducted detailed operating reviews of the largest 40% of the Fixture & Display locations (which contribute over half of the group’s trade sales). They have initiated headcount reductions, cost decreases from all significant vendors, utilization and scheduling optimization, and critical management changes within the respective profit centers, where necessary. The resulting gains are being masked by a variety of offsetting factors including weak market demand, raw material cost increases, extreme price competition, and plant closure and restructuring costs. We continue to believe in the long-term attractiveness of this business, and expect to eventually deliver double-digit margins on a consistent basis.

“During the quarter we generated $81 million in cash from operations, and reduced net debt-to-capital to 23.3%. First quarter dividends were 7.7% higher than one year ago, reflecting Leggett’s 33rd consecutive annual increase in dividends.”

LIFO Expense

Leggett uses the last-in, first-out (LIFO) method for determining the cost of approximately half of the company’s inventories. Steel price increases this year have been significant and unprecedented, resulting in an estimated LIFO expense for the full year of approximately $70 million. For comparison, over the five prior years (1999-2003), the largest annual LIFO expense was just over $4 million. The company’s policy is to allocate the estimated full year LIFO expense proportionally to each quarter. Accordingly, earnings for the first quarter reflect a LIFO expense of $17.5 million; there was no LIFO expense in 1Q 2003. As steel prices continue to fluctuate, the resulting LIFO expense for future quarters could be more or less than first quarter’s $17.5 million.

Acquisitions and Divestitures

The company acquired three firms during the first quarter; they should contribute about $33 million to annual sales. There were no divestitures during the quarter.

2004 Outlook

The company’s outlook for the full year has improved, primarily due to increased sales growth expectations (from the pass through of higher raw material costs). Organic sales growth is now anticipated to be 5%-9% for the year (versus the prior 3%-8% forecast). Acquisitions should contribute $150-200 million of incremental revenue, resulting in full year trade sales of $4.7–5.0 billion. The company is raising (by a nickel) the low end of its 2004 EPS guidance range, and full year earnings are now anticipated to be $1.20-$1.35 per share. Earnings guidance incorporates the company’s expectation that steel price increases will be recovered, and that the Fixture & Display group’s performance continues to improve.

For the second quarter, the company expects earnings of $.31-$.36 per share. Leggett anticipates sequential sales growth (2Q vs. 1Q) between zero and $50 million, yielding second quarter sales of $1.19 to 1.24 billion. At this sales level, year over year organic sales growth should be approximately 9% (compared to the second quarter of 2003). During the last two quarters (4Q03 and 1Q04) the company’s EPS included a one-cent benefit from realization of foreign tax credit carryforwards. For the remainder of 2004 the company anticipates an effective tax rate of approximately 34.5%, as the carryforwards continue to benefit earnings, but not as significantly.

Management will discuss these results in a conference call at 8:00 a.m. Central (9am Eastern) on April 22. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2130; there is no passcode. Second quarter results will be released after the market closes on July 21, 2004, with a conference call the next morning.

SEGMENT RESULTS – First Quarter 2004 (versus 1Q 2003)

Residential Furnishings – Total sales increased $74 million, or 13.8%. Same location sales increased 10.2%, and were augmented by acquisitions. EBIT (earnings before interest and income taxes) increased $19.8 million, or 40%, with gains from higher sales, improved overhead recovery (due to higher manufacturing levels), and benefits from prior plant consolidations modestly offset by the impact of a weaker U.S. dollar.

Commercial Fixturing and Components – Total sales increased $38 million, or 18.8%, almost entirely from recent acquisitions. Same location sales grew 0.3%. EBIT increased 3%, or $0.2 million, as impacts from currency rates, higher raw material prices, and restructuring costs offset improvements arising from the tactical plan.

Aluminum Products – Total sales increased $7 million, or 5.7%, solely from increased same location sales. EBIT increased 7%, or $0.9 million, with gains from higher sales partially offset by a change in product mix.

Industrial Materials – Total sales increased $24 million, or 16.6%, from increases in same location sales. Higher sales and production, improved overhead recovery, and absence of last year’s rod mill start up costs contributed to an EBIT improvement of $11.5 million.

Specialized Products – Total sales increased $15 million, or 14.8%. Same location sales increased 10.9%. EBIT increased 3%, or $0.3 million, with sales-related gains almost entirely offset by higher raw material costs and the effect of currency rates.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 120-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (84-fold growth via 33 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including overfunded aggregate pension plans, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 4 of 5	April 21, 2004

RESULTS OF OPERATIONS

	FIRST QUARTER
(in millions, except per share data.)	2004	2003	Change
Net sales	$1,187.2	$1,037.6	14.4%
Cost of goods sold	972.1	856.3

Gross profit	215.1	181.3
Selling & administrative expenses	112.0	97.2	15%
Other deductions, net of income	(0.2)	(1.0)

Earnings before interest and taxes	103.3	85.1	21%
Interest expense	12.0	9.9
Interest income	1.7	1.4

Earnings before income taxes	93.0	76.6
Income taxes	30.2	27.2

Net earnings	$62.8	$49.4	27%

Earnings per share
Basic	$0.32	$0.25
Diluted	$0.32	$0.25	28%
Average shares outstanding
Basic	196.1	197.6
Diluted	197.1	197.8

CASH FLOW

	FIRST QUARTER
(in millions.)	2004	2003	Change
Net Earnings	$62.8	$49.4
Depreciation and Amortization	43.3	40.3
Working Capital decrease (increase)	(21.4)	(52.6)
Other operating activity	(3.4)	(1.0)

Net Cash from Operating Activity	$81.3	$36.1	125%
Additions to PP&E	(35.8)	(33.0)	9%
Purchase of companies, net of cash	(26.9)	(3.9)
Additions (payments) to Debt, net	(1.7)	148.5
Dividends paid	(27.0)	(25.3)
Repurchase of Common Stock, net	(10.3)	(30.6)
Other	5.2	46.8

Increase (Decr.) in Cash & Equiv.	$(15.2)	$138.6

FINANCIAL POSITION

	March 31
(in millions.)	2004	2003	Change
Cash and equivalents	$428.7	$363.6
Receivables	751.2	640.2	17%
Inventories	660.0	667.8	(1)%
Other current assets	69.4	69.3

Total current assets	1,909.3	1,740.9
Net fixed assets	959.9	959.8	0%
Other assets	1,134.8	1,015.2	12%

TOTAL ASSETS	$4,004.0	$3,715.9

Trade accounts payable	$246.5	$218.0	13%
Current debt maturities	487.5	78.0
Other current liabilities	328.8	303.8	8%

Total current liabilities	1062.8	599.8	77%
Long term debt	640.9	997.3	(36)%
Deferred taxes and other liabilities	135.5	117.9
Shareholders’ equity *	2,164.8	2,000.9	8%

Total Capitalization	2,941.2	3,116.1

TOTAL LIABILITIES & EQUITY	$4,004.0	$3,715.9

Modified Working Capital / Sales *	19.1%	20.6%
Net Debt to Net Capital **	23.3%	25.1%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods. Prior to 2Q 2002 current debt maturities were essentially zero, and prior to 3Q 2001 cash balances were much smaller.

LEGGETT & PLATT	Page 5 of 5	April 21, 2004

SEGMENT RESULTS

	FIRST QUARTER
(in millions.)	2004	2003	Change
External Sales
Residential Furnishings	$603.9	$530.6	13.8%
Commercial Fixturing & Components	241.0	201.8	19.4%
Aluminum Products	132.0	125.6	5.1%
Industrial Materials	104.7	91.1	14.9%
Specialized Products	105.6	88.5	19.3%

Total	$1,187.2	$1,037.6	14.4%

Inter-Segment Sales
Residential Furnishings	$3.3	$2.8
Commercial Fixturing & Components	1.5	2.3
Aluminum Products	4.1	3.1
Industrial Materials	66.4	55.7
Specialized Products	14.2	15.9

Total	$89.5	$79.8

Total Sales
Residential Furnishings	$607.2	$533.4	13.8%
Commercial Fixturing & Components	242.5	204.1	18.8%
Aluminum Products	136.1	128.7	5.7%
Industrial Materials	171.1	146.8	16.6%
Specialized Products	119.8	104.4	14.8%

Total	$1,276.7	$1,117.4	14.3%

EBIT
Residential Furnishings	$69.7	$49.9	40%
Commercial Fixturing & Components	6.1	5.9	3%
Aluminum Products	14.4	13.5	7%
Industrial Materials	19.5	8.0	144%
Specialized Products	11.2	10.9	3%
Intersegment eliminations	(0.1)	(3.1)
Change in LIFO reserve	(17.5)	0.0

Total	$103.3	$85.1	21%

			Basis Pts
EBIT Margin *
Residential Furnishings	11.5%	9.4%	210
Commercial Fixturing & Components	2.5%	2.9%	(40)
Aluminum Products	10.6%	10.5%	10
Industrial Materials	11.4%	5.4%	600
Specialized Products	9.3%	10.4%	(110)

Overall	8.7%	8.2%	50

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS

	2002	2003				2004
	4Q	1Q	2Q	3Q	4Q	1Q
Selected Figures
Trade Sales ($ million)	1,013	1,038	1,053	1,157	1,141	1,187
Same Location Sales Growth (vs. prior year)	3.2%	1.5%	(5.0)%	0.5%	8.7%	8.5%

EBIT ($ million)	84.6	85.1	82.4	89.5	98.3	103.3
EBIT Margin	8.4%	8.2%	7.8%	7.7%	8.6%	8.7%

Net Earnings ($ million)	48.9	49.4	46.7	50.8	59.0	62.8
Net Margin	4.8%	4.8%	4.4%	4.4%	5.2%	5.3%

EPS (diluted)	$0.25	$0.25	$0.24	$0.26	$0.30	$0.32

Cash from Operations ($ million)	125	36	87	143	129	81
Debt to Total Cap (net of cash & curr. debt)	25%	25%	25%	24%	23%	23%

	4Q	1Q	2Q	3Q	4Q	1Q
Same Location Sales (vs. prior year)
Residential Furnishings	2.4%	(1.4)%	(4.3)%	3.7%	7.9%	10.2%
Commercial Fixturing & Components	(2.3)%	0.3%	(6.4)%	(3.7)%	10.6%	0.3%
Aluminum Products	20.3%	8.0%	(7.7)%	0.2%	11.0%	5.7%
Industrial Materials	(3.1)%	(2.7)%	(14.5)%	(8.1)%	5.7%	16.6%
Specialized Products	9.4%	20.8%	7.3%	5.1%	11.4%	10.9%